Exhibit 10.1

Execution Version

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BANK OF AMERICA, N.A.
One Bryant Park
New York, New York 10036
September 25, 2016
CBOE Holdings, Inc.
400 South LaSalle Street
Chicago, IL 60605
Attention: Alan Dean, Executive Vice President and
Chief Financial Officer

Project Radar
Bridge Facility Commitment Letter

Ladies and Gentlemen:
You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) that you and your consolidated subsidiaries intend to acquire, directly or indirectly (the “Acquisition”), all of the outstanding common stock of an entity previously identified to us as Radar (“Radar” or the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target pursuant to an agreement and plan of merger (including the exhibits and schedules thereto, the “Acquisition Agreement”) for consideration consisting of shares of the Borrower’s common stock and cash and, in connection therewith, to repay certain existing indebtedness of the Acquired Business (the “Refinancing”). The Acquisition will be effected through the merger of a newly-created wholly-owned subsidiary of the Borrower into the Target, with the Target being the surviving corporation and a direct, wholly-owned subsidiary of the Borrower, followed by a merger of the surviving corporation into a newly-created wholly-owned subsidiary of the Borrower, with such newly-created wholly-owned subsidiary of the Borrower being the surviving company.
You have also advised Bank of America and MLPFS that you intend to finance the cash consideration for the Acquisition and the costs and expenses related to the Transactions (as hereinafter defined) with gross proceeds from the issuance of $1,650 million in debt, including a senior unsecured term loan facility (the “Term Facility”) and senior unsecured notes (the “Notes”) or, if the Notes and the Term Facility do not result in gross proceeds to the Borrower on or prior to the date of consummation of the Acquisition (the “Closing Date”) of at least $1,650 million and/or such gross proceeds are not available on the Closing Date or such gross proceeds generate less than $1,650 million in gross cash proceeds are issued and sold in the Closing Date, up to $1,650 million in senior unsecured loans (the “Bridge Facility”) made available to the Borrower as interim financing to the Term Facility, the Notes or any other securities or loans of the Borrower, the Target or any of their respective subsidiaries that may be issued after the Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Financing”). The Acquisition, the Refinancing, the entering into and funding of the Term Facility, the issuance and sale of the Notes or the entering into and funding of the Bridge Facility, the issuance of any

Permanent Financing, the payment of all fees and expenses associated therewith and all related transactions are hereinafter collectively referred to as the “Transactions.”
In connection with the foregoing, Bank of America (in such capacity, together with any other person hereafter joined hereto in such capacity, each a “Commitment Party” and, collectively, the “Commitment Parties”) is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon the terms set forth in this letter and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”, and together with this letter and all other exhibits, annexes and schedules attached hereto, the “Commitment Letter”) and subject only to the Bridge Facility Conditions (as defined below). MLPFS is pleased to advise you of its agreement, as the sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of financial institutions (including Bank of America) (collectively, the “Lenders”) in consultation with, and reasonably acceptable to, you for the Bridge Facility; provided that you shall have the right to appoint additional Lenders as syndication agents and documentation agents for the Bridge Facility in consultation with the Arranger.
The commitment of the Commitment Parties hereunder and the undertaking of MLPFS to provide the services described herein are subject solely to (a) the satisfaction or waiver of the conditions precedent expressly set forth in Exhibit B hereto and (b) one or more investment banks reasonably satisfactory to Bank of America and MLPFS shall have been engaged to publicly sell or privately place the Permanent Financing for the purpose of replacing or refinancing the Bridge Facility (it being understood that, with respect to debt securities, any investment bank ranked in the top 7 institutions in the Dealogic league tables for investment grade debt securities offerings and, with respect to loans, any investment bank ranked in the top 5 insitutions in the Dealogic league tables for investment grade syndicated bank loans, in either case, for the full year most recently completed, shall be deemed satisfactory) (clauses (a) and (b), collectively the “Bridge Facility Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter (as defined below) and the Bridge Facility Documentation (as defined below)) other than the Bridge Facility Conditions (and upon satisfaction or waiver of the Bridge Facility Conditions, the initial funding under the Bridge Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter referred to below, the definitive documentation for the Bridge Facility consistent with the Summary of Terms (the “Bridge Facility Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties (whether relating to you and your subsidiaries, the Acquired Business and their respective businesses or otherwise) the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right (taking into account any applicable cure periods) to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement), as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the Bridge Facility Conditions are satisfied or waived. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status, corporate power and authority, execution and delivery (solely, in each case, to enter into the Bridge Facility Documentation), due authorization and enforceability of the Bridge Facility Documentation, no conflicts with material laws or charter documents relating to entering into and performance of the Bridge Facility Documentation, solvency as of the Closing Date (the representation and warranty of which shall be documented in a solvency certificate in the form attached hereto as Schedule 1 and received by the Administrative Agent in connection with the initial borrowing under the Bridge Facility from the chief financial officer of the Borrower certifying that, on the Closing Date, the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent), Federal Reserve margin regulations, the U.S.A. Patriot Act, OFAC, FCPA and the Investment Company Act. This paragraph shall be referred to as the “Certain Funds Provision”.
The Arranger intends to commence syndication efforts in respect of the Bridge Facility as soon as is practicable after the execution of this Commitment Letter by the parties hereto but in any event not prior to the public announcement by the Borrower of the execution of the Acquisition Agreement. In connection with the foregoing, the Arranger will, in consultation with you, manage decisions as to the selection of institutions reasonably acceptable to you (including any lenders designated by you in consultation with, and reasonably acceptable to, the Commitment Parties (our consent not to be unreasonably withheld, delayed or conditioned)) to be approached and when they will be approached, when their commitments will be accepted, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided that the decision of which Lenders to approach and the ultimate selection of Lenders and the allocations of the commitments among the Lenders shall be subject to your consent (such consent not to be unreasonably withheld), it being agreed that you consent, subject to the immediately following sentence, to syndication and assignment of the commitments in respect of the Bridge Facility prior to the date that is 60 days after the date hereof, to Lenders identified in the “syndication plan” agreed upon between you and the Arranger prior to the date hereof (and it being further agreed that it shall not be unreasonable for you to withhold consent for syndication and assignment to any person that is a competitor of you or any of your subsidiaries or of the Target or any of its subsidiaries or any affiliate of the foregoing). The commitments of Bank of America hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar on a ratable basis as and when commitments for the Bridge Facility are received from any additional Lender selected in accordance with the immediately preceding sentence to the extent that such Lender becomes party to (i) this Commitment Letter as an additional “Commitment Party” and extends a commitment directly to you on the terms set forth herein pursuant to a customary joinder agreement, which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in this Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us; or (ii) the Bridge Facility Documentation. Notwithstanding anything in this Commitment Letter to the contrary, the Commitment Parties expressly agree that neither the commencement nor the completion of such syndication of, nor compliance with any other provision set forth in this Commitment Letter, nor the receipt of commitments or participations in respect of, all or any portion of its commitment hereunder prior to the initial funding of the Bridge Facility is a condition to its commitment hereunder.
Until the earlier of (a) 60 days following the Closing Date and (b) the completion of a Successful Syndication (as defined in the Fee Letter) for the Bridge Facility (such earlier date, the “Syndication Date”), you shall actively assist the Arranger, as the Arranger may reasonably request, in forming a syndicate of Lenders reasonably acceptable to you and the Arranger. Your assistance in forming such a syndicate shall include but not be limited to using commercially reasonable efforts to (i) make your senior management and representatives available to participate in (x) one or more information meetings with potential Lenders at mutually agreed times and places and (y) a reasonable number of conference calls with such potential Lenders; (ii) ensure that the syndication efforts benefit from your existing banking relationships; (iii) assist (including requesting that the Target and its advisors assist (but only to the extent consistent with the Target’s obligations under the Acquisition Agreement and to the extent practical and not in contravention of the Acquisition Agreement)) in the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with syndication of the Bridge Facility; (iv) establish and maintain a public corporate credit rating from Standard & Poor’s Financial Services LLC (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) (the foregoing credit ratings, collectively, the “Ratings”), in each case with respect to the Borrower, prior to the Closing Date; (v) provide (upon request) the Arranger with all customary information the Arranger reasonably deems necessary to successfully complete the syndication of the Bridge Facility and (vi) without limiting the foregoing, (A) deliver to the financial institutions engaged in the offering of the Notes (the “Financial Institutions”), at least 15 business days prior to the Closing Date, a complete printed preliminary prospectus supplement or preliminary offering memorandum or preliminary private placement memorandum that is suitable for use in a customary road show relating to the Notes that contains (or incorporates by reference) all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower or the Acquired Business, as applicable, as provided in Statement on Auditing Standards No. 100) and all pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X and all other data (including selected financial data), in each case that the Securities and Exchange Commission would require in a registration statement on form S-3 for a registered offering of the Notes or that would be necessary for the Financial Institutions to receive customary “comfort” letters (including “negative assurance” comfort letters) from the independent auditors of the Borrower and the Acquired Business and such disclosure as is necessary for outside counsel of the Borrower to render customary opinions and negative assurance letters, in each case in connection with the offering of the Notes and (B) cause the senior management and representatives of the Borrower to participate in a customary road show for any registered offering or private placement of the Notes. Without any implication to the contrary, but without limiting the Bridge Facility Conditions and without limiting your obligations to assist with syndication above, compliance with any such obligations to assist with syndication (or any other obligations not specified in the Bridge Facility Conditions), including the obtaining of certain Ratings, shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date. Notwithstanding the foregoing, with respect to any cooperation provided by Target, (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Business and (ii) such requested cooperation and information required to be provided by the Target is limited to information available to it, and about the Target and its operations.
To ensure an effective syndication of the Bridge Facility, you agree that until the Syndication Date, you will not, and will not permit any of your subsidiaries to (and will request that the Acquired Business will not (but only to the extent consistent with the Target’s obligations under the Acquisition Agreement and to the extent practical and not in contravention of the Acquisition Agreement)) arrange, attempt to arrange, announce or authorize the announcement of the arrangement of any syndicated credit facility of the Borrower or its subsidiaries (other than the Bridge Facility and the Term Facility) that, in each case, could reasonably be expected to materially impair the primary syndication of the Bridge Facility, the Term Facility or the Notes, without the prior written consent of the Arranger (which consent shall not be unreasonably withheld or delayed); it being understood that the foregoing shall not (a) limit your or the Target’s ability to (i) amend, refinance, extend, renew or increase any existing credit facility, commercial paper or other short-term debt program currently in place, (ii) obtain the issuance any letter of credit, bank guaranty or similar instrument, (iii) enter into any facility to obtain or support bid, appeal or similar bonds, (iv) enter into any letter of credit, working capital, liquidity or overdraft facility, in each case in the ordinary course of business, (v) incur purchase money indebtedness in the ordinary course of business or (vi) enter into any capital lease or sale leaseback; or (b) limit the ability of the Acquired Business to incur debt permitted under the Acquisition Agreement.
You acknowledge that MLPFS and/or Bank of America on your behalf will make available Information (as hereinafter defined) and the Projections (as hereinafter defined) (collectively, the “Information Materials”)

to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic system. In connection with the syndication of the Bridge Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Target or any or your or its respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Bridge Facility Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
You hereby represent and covenant (but only, with respect to information related to the Acquired Business prior to the Closing Date, to your knowledge) that (a) all written information (other than the Projections, estimates, forward-looking information and information of a general economic or industry nature) (the “Information”), taken as a whole, that has been or will be made available to us by you or on your behalf by any of your representatives on or prior to any date of determination and all information contained in publicly available current or periodic reports and registration statements filed by you (or the Target) with the Securities and Exchange Commission prior to and including such date, is or will be (as of the date made available) correct in all material respects and does not or will not (as of the date made available) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made and (b) the projections and other forward-looking information that have been or will be made available to us by you or on your behalf by any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time when made and at the time furnished (it being understood that (i) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (ii) the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and (iii) actual results may differ from the Projections and such differences may be material). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, any of the representations and warranties contained in the foregoing sentence would not be correct in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement, cause to be supplemented, or, with respect to any Information or Projections related to the Target prior to the occurrence of the Closing Date, to use commercially reasonable efforts to cause to be supplemented to the extent consistent with the Acquisition Agreement, the Information or Projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances.
You acknowledge that MLPFS and the Commitment Parties will be relying on the accuracy of the Information and Projections furnished to them by you or on your behalf without independent verification thereof.
By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges (subject to estimates and periodic updates) of Shearman & Sterling LLP, as counsel to the Arranger and the Administrative Agent, and of special and one local counsel (if applicable and necessary, in any appropriate jurisdiction) to the Lenders retained by the Arranger or the Administrative Agent, in each case, on behalf of all Lenders and (b) syndication and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transactions and any of the financing transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You agree to indemnify and hold harmless Bank of America, MLPFS, each Commitment Party and each Lender, and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (together with each Related Party (as defined below), each an “Indemnified Party”), from and against (and will reimburse each Indemnified Party within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request)) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel; provided that you shall be responsible for the reasonable and documented fees and expenses of only one counsel for all Indemnified Parties in connection with indemnification claims arising out of the same facts or circumstances and, if necessary in the judgment of a Commitment Party, a single local counsel to the Indemnified Parties in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to all affected Indemnified Parties or similarity situated Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the (a) any aspect of the financing transactions contemplated hereby or (b) Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s (or its Related Party’s) gross negligence, bad faith or willful misconduct or (ii) any Indemnified Party’s (or its Related Party’s) material breach of its obligations under this Commitment Letter or (y) arises solely from a dispute between Indemnified Parties which (i) do not arise, in whole or in part, from any action or omission by the Borrower, and (ii) are not brought against any person in its capacity as agent, arranger or a similar capacity. In the case of any claim, investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto (but subject to clause (y) of the immediately preceding sentence) and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the financing transactions contemplated by the Commitment Letter, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or its Related Party’s) gross negligence, bad faith, willful misconduct or material breach of obligations. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party (or its Related Party) as determined by a final and nonappealable judgment of a court of competent jurisdiction. For purposes hereof, a “Related Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnified Party, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.
This Commitment Letter, the bridge facility fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent, except you may make such disclosures (i) on a confidential basis to your board of directors, officers and employees, attorneys and other professional advisors retained by you in connection with the Transactions, and your independent auditors, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) upon the request or demand of any regulatory authority having jurisdiction over you, (iv) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you, (v) of this Commitment Letter (including the Term Sheet) and, solely with respect to clause (A), the Fee Letter may be disclosed on a confidential basis to (A) the Target and the board of directors, officers, employees, accountants, attorneys and other advisors of any of the foregoing in connection with their consideration of the Transactions, (B) to rating agencies and (C) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or as you may otherwise determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations and (vi) you may disclose the aggregate amount of the fees payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Bridge Facility. MLPFS and the Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, the Target and your and its subsidiaries, which information includes your name and address and other information that will allow MLPFS or the relevant Commitment Party, as applicable, to identify you in accordance with the Act.
Each of MLPFS and the Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder or in connection with the Transactions (the “Confidential Information”) solely for the purpose of providing the services which are the subject of this letter agreement and shall treat confidentially all such information; provided, however, that nothing herein shall prevent either MLPFS or any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in connection with the enforcement of any of our rights and remedies hereunder or under the Fee Letter, or otherwise as required by applicable law or compulsory legal process, (ii) upon the request or demand of any regulatory authority having jurisdiction over MLPFS or such Commitment Party, or any of their respective affiliates, in each case of clause (i) and this clause (ii) (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank or regulatory authority exercising examination or regulatory authority), MLPFS and the Commitment Parties agree (A) to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation, (B) use their respective reasonable efforts, at your request and expense, to cooperate with you to the extent you may seek to limit such disclosure, (C) exercise reasonable efforts, at your expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the information and (D) only disclose that portion of information MLPFS’ counsel advises that it is legally required to disclose, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by MLPFS or such Commitment Party, (iv) to MLPFS’ and the Commitment Parties’ respective affiliates, and their and such affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are directed to treat such information confidentially in accordance with the provisions of this paragraph, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by MLPFS or such Commitment Party from a third party that is not to MLPFS’ or such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by MLPFS or such Commitment Party or (viii) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you, MLPFS and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the earlier of (x) third anniversary of the date hereof and (y) the execution of the Bridge Facility Documentation. Each of MLPFS and the Commitment Parties will be responsible for any breach of this paragraph by any of its affiliates or any of its or their respective partners, employees, officers, directors, agents, legal counsel, other advisors or representatives assuming such persons were parties hereto and had MLPFS or the Commitment Parties’, as applicable, obligations under this paragraph.
You acknowledge that MLPFS and the Commitment Parties, or their affiliates, may be providing financing or other services to parties whose interests may conflict with yours; provided, however, that without the Borrower’s prior written consent, from the date hereof until the Expiration Date (as defined in the Summary of Terms), none of MLPFS, Bank or America, the Commitment Parties or their respective affiliates shall provide such aforementioned financing or services in contravention of the applicable provisions pertaining to such financings and services as described in that certain financial services advisory letter agreement, dated of as August 1, 2016, by and among MLPFS and the Borrower. MLPFS and the Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target and your and their respective affiliates with the same degree of care as they treat their own confidential information. MLPFS and the Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.
In connection with all aspects of each financing transaction contemplated by this Commitment Letter, subject to the provisions of the preceding paragraph (and excluding the engagement of any affiliate of any Commitment Party as a financial advisor in connection with the Acquisition or any related Transactions), you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Bridge Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and MLPFS and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) MLPFS and each Commitment Party each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither MLPFS nor any Commitment Party has any obligation to you or your affiliates with respect to any financing transactions contemplated hereby except those obligations expressly set forth herein; and (c) MLPFS and the Commitment Parties, and each of their respective affiliates, may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and neither MLPFS nor any Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against MLPFS and the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.
This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of “Material Adverse Effect” under Paragraph 3 of Exhibit B hereto, (b) the accuracy of any Acquisition Agreement representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or refuse to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of you, MLPFS and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of MLPFS or any Commitment Party in the negotiation, performance or enforcement hereof. Each of MLPFS, the Commitment Parties and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or the Fee Letter shall affect any right that MLPFS or any Commitment Party, or any of their respective affiliates, may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of MLPFS, the Commitment Parties and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of MLPFS, the Commitment Parties and you waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
The syndication, information, compensation, reimbursement, indemnification and confidentiality provisions of the preceding paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Bridge Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of MLPFS or any Commitment Party hereunder; provided that the reimbursement and indemnification obligations shall automatically terminate and be superseded by the provisions of the Bridge Facility Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among MLPFS, the Commitment Parties, you, and your affiliates with respect to the Bridge Facility and supersede all prior or contemporaneous agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Commitment Parties and the undertaking of MLPFS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by MLPFS or any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.
This Commitment Letter is not assignable by you without Bank of America’s prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. The parties hereby agree that MLPFS may, without notice to the Borrower, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.
This Commitment Letter and all commitments and undertakings of MLPFS and the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on September 25, 2016 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of MLPFS and the Commitment Parties hereunder will expire on the Expiration Date.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.

By:    /s/ Maryanne Fitzmaurice
Name:    Maryanne Fitzmaurice
Title:    Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:    /s/ Jonathan Mullen
Name:    Jonathan Mullen
Title:    Managing Director

[Project Radar — Signature Page to Bridge Facility Commitment Letter]

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CBOE HOLDINGS, INC.

By:    /s/ Alan J. Dean
Name:    Alan J. Dean
Title:    CFO

[Project Radar — Signature Page to Bridge Facility Commitment Letter]

Exhibit A
PROJECT RADAR
$1,650 MILLION SENIOR UNSECURED BRIDGE LOAN FACILITY
Summary of Terms and Conditions

Exhibit A

PROJECT RADAR
$1,650 MILLION SENIOR UNSECURED BRIDGE LOAN FACILITY1
Summary of Terms and Conditions

September 25, 2016

BORROWER:	CBOE Holdings, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	None.
ADMINISTRATIVE

AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (the “Administrative Agent”).
SOLE LEAD ARRANGER AND

BOOKRUNNER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as sole lead arranger and bookrunner (the “Lead Arranger” or “MLPFS”).

LENDERS:	A syndicate of financial institutions (including Bank of America) arranged by the Lead Arranger (collectively, the “Lenders”).

FACILITY:	A 364-day bridge term loan facility in an aggregate principal amount of up to $1,650 million (the “Bridge Facility” the bridge term loans thereunder, the “Loans”).

TRANSACTION:
The proceeds of the Loans shall be used to finance in part (i) the acquisition (the “Acquisition”) of all of the outstanding shares of common stock of RADAR, a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), pursuant to an agreement and plan of merger (including the exhibits and schedules thereto, the “Acquisition Agreement”), (ii) the repayment of certain existing indebtedness of the Acquired Business and (iii) the payment of fees and expenses in connection with the Transactions (as defined below) (the Acquisition, debt repayments, the entering into and the borrowings under the Bridge Facility and/or the issuance by the Borrower of senior unsecured debt securities in a public or private offering and/or senior unsecured term loans (the “Term Facility” and, together with the Securities (as defined below), the “Permanent Financing”), in each case, for the purpose of financing the Transactions (the “Securities”) the payment of all fees and expenses associated therewith and all related transactions are hereinafter collectively referred to as the “Transactions”).

1All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached.

AVAILABILITY:	The loans shall be available in a single borrowing on the Closing Date (as defined below).

CLOSING DATE:	The date of funding under the Bridge Facility Documentation (the “Closing Date”) to occur on or before the Expiration Date.
INTEREST RATES:        As set forth in Addendum I.

MATURITY:	The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days from the Closing Date (the “Maturity Date”).

MANDATORY
PREPAYMENTS
AND COMMITMENT

REDUCTIONS:
On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility shall be automatically and permanently reduced by an amount equal to, and after the Closing Date the Borrower shall make prepayments of Loans from (in each case, subject to exceptions to be agreed):

(a)    100.0% of the committed amount of all credit facilities entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such credit facility and receipt by the Arranger of a notice from the Borrower that such credit facility constitutes a Qualifying Credit Facility (as defined below));
(b)    100% of the net cash proceeds from all non-ordinary course sales or other dispositions (for any such disposition or series of related dispositions) of assets in excess of $50 million in the aggregate for all such sales or dispositions (including as a result of casualty or condemnation) by the Borrower and its subsidiaries (which shall include, solely after the Closing Date, the Acquired Business) (subject to exceptions and reinvestment rights to be agreed (with a reinvestment period not to exceed 180 days));
(c)    (without duplication of any amounts in the foregoing clause (a)) 100% of the net cash proceeds from all issuances or incurrences of debt for borrowed money by the Borrower and its subsidiaries in excess of $50 million in the aggregate for all such issuances or incurrences of debt for borrowed money (which shall include, solely after the Closing Date, the Acquired Business) (other than (i) working capital facilities, letter of credit facilities, purchase money indebtedness, capital leases, sale leasebacks and subsidiaries’ lines of credit, in each case in the ordinary course of business and (ii) intercompany debt); and
(d)    100% of the net cash proceeds received by the Borrower from actual cash received in all Equity Issuances (as defined below), whether before or after the Closing Date, in excess of $50 million in the aggregate for all such Equity Issuances.
For purposes of the foregoing:
“Qualifying Credit Facility” means a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding the Transactions on the Closing Date that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility.
“Equity Issuance” means any issuance of equity or equity-linked securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement.
For the avoidance of doubt the commitments in respect of the Bridge Facility provided pursuant to the Commitment Letter shall be reduced to zero upon the occurrence of the Expiration Date and/or immediately after the funding thereof on the Closing Date.
OPTIONAL PREPAYMENTS
AND COMMITMENT

REDUCTIONS:
At its option, the Borrower may (i) prepay borrowings under the Bridge Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings and (ii) irrevocably reduce or terminate the unutilized portion of the commitments under the Bridge Facility in whole or in part at any time without premium or penalty.

EXPIRATION DATE:
The earliest of (i) July 25, 2017, (or if the Outside Date (as defined in the Acquisition Agreement) is extended pursuant to Section 7.1(b)(iv) of the Acquisition Agreement, October 23, 2017), (ii) the closing of the Acquisition without the use of the Bridge Facility and (iii) the termination of the Acquisition Agreement (in accordance with the terms of the Acquisition Agreement) (the “Expiration Date”).

DOCUMENTATION

PRINCIPLES
The Bridge Facility Documentation shall be generally not less favorable to the Borrower than the Borrower’s Revolving Credit Facility Agreement, dated as of December 23, 2008, among the Borrower, Bank of America, N.A., as administrative agent and the other parties thereto (including the exceptions and qualifications contained therein and such additional exceptions and qualifications as the Borrower and the Arranger shall negotiate in good faith and reasonably agree), modified as agreed for transactions of this type, and with other modifications (a) to reflect the terms set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, (c) to accommodate the structure of the Acquisition and (d) to the extent not inconsistent with the terms of the Commitment Letter (including all exhibits thereto), as agreed by the Borrower and the Arranger. The provisions of this paragraph are referred to as the “Documentation Principles”.

CONDITIONS PRECEDENT

TO CLOSING:
Subject to the terms of the next paragraph, the closing and the extension of credit under the Bridge Facility will solely be subject to (i), subject to the Certain Funds Provision, the making of all the representations and warranties in the Bridge Facility Documentation and (ii) the satisfaction (or waiver) of the Bridge Facility Conditions. For the avoidance of doubt but without limiting the terms of the next paragraph, any failure of any representation or warranty set forth in the Bridge Facility Documentation to be true and correct in any material respect shall be an event of default as set forth in the Bridge Facility Documentation.

Notwithstanding anything in the Bridge Facility Documentation to the contrary (a) the only representations relating to you and your subsidiaries, the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be the Specified Acquisition Agreement Representations and the Specified Representations, and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions described above are satisfied or waived.
REPRESENTATIONS

AND WARRANTIES:
Consistent with Documentation Principles, and limited to the following: (i) legal existence, qualification and power, (ii) due authorization and no contravention of law, contracts or organizational documents, (iii) governmental and third party approvals and consents, (iv) enforceability, (v) specified financial statements and no Material Adverse Effect, (vi) no material litigation, (vii) no default, (viii) ownership of property (including intellectual property), (ix) tax matters, (x) use of proceeds and not engaging in business of purchasing/carrying margin stock (subject to necessary carve outs for broker/dealer subsidiaries), (xi) status under Investment Company Act, (xii) accuracy of disclosure and (xiii) compliance with laws (including the Patriot Act, anti-corruption laws and sanctions).

COVENANTS:
Consistent with Documentation Principles, and limited to the following: (i) delivery of financial statements, SEC filings, compliance certificates and other information, (ii) notices of default and ERISA events, (iii) payment of taxes, (iv) preservation of existence, (v) compliance with laws, (vi) maintenance of books and records, (vii) inspection rights, (viii) use of proceeds, (ix) compliance with anti-corruption laws and sanctions and (x) limitations on (a) liens, (b) indebtedness of subsidiaries, (c) restricted payments and (d) mergers and other fundamental changes.

Financial covenants limited to the following:

•	Consolidated Leverage Ratio (to be defined as total debt to trailing four-quarter EBITDA) not to exceed 3.50 to 1.00.

•
Consolidated Interest Coverage Ratio (to be defined as trailing four-quarter EBIT to interest expense (on an annualized basis for the first three fiscal quarters and on a trailing four-quarter basis thereafter)) not to be less than 4.00 to 1.00.

The financial definitions of “EBITDA” and “EBIT” shall exclude (i) non-cash charges, (ii) restructuring charges (A) related to the Transactions and (B) related to any future event which could result in current or future cash charges in an aggregate amount not to exceed during any 12-month period the greater of (x) $35 million and (y) 5.0% of EBITDA, (iii) transaction expenses and (iv) other customary exceptions to be agreed.

EVENTS OF DEFAULT:
Consistent with Documentation Principles, and limited to the following: (i) nonpayment of principal, interest, fees or other amounts (with a 5 business day grace period for payments other than payments of principal), (ii) failure to perform or observe covenants set forth in the Bridge Facility Documentation, (iii) any representation or warranty proving to have been materially incorrect when made or confirmed, (iv) cross-default to other indebtedness in an aggregate principal amount of $50 million or more, (v) bankruptcy and insolvency defaults, (vi) inability to pay debts, (vii) monetary judgment defaults in an amount of $50 million or more, (viii) customary ERISA defaults, (ix) actual or asserted invalidity or impairment of any Bridge Facility Documentation and (x) change of control.

ASSIGNMENTS AND

PARTICIPATIONS:
Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Bridge Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required unless (i) an event of default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Administrative Agent (not to be unreasonably withheld or delayed) will be required for any assignment of any outstanding Loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.
Assignments Generally: An assignment fee in the amount of $3,500 will be charged to the assigning Lender or the assignee Lender, as such Lenders may agree, with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Bridge Facility Documentation to any Federal Reserve Bank.
Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

No assignments or participations may be made to natural persons or to the Borrower or its subsidiaries.
WAIVERS AND

AMENDMENTS:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to be agreed to for the credit extension under the Bridge Facility, (ii) the amendment of pro rata sharing provisions, and (iii) the amendment of the voting percentages of the Lenders, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs of one counsel for all indemnified parties (and, if necessary, of a single local counsel in each required jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to affected or similarity situated indemnified parties), but excluding any such losses, claims, damages, liabilities and expenses resulting from disputes solely among the indemnified parties or found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence, willful misconduct or material breach of the Bridge Facility Documentation. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.
ADMINISTRATIVE

AGENT’S COUNSEL:	Shearman & Sterling LLP

PRICING/FEES/

EXPENSES:	As set forth in Addendum I.

DEFAULTING LENDERS:	Usual and customary for transactions of this type (including the ability to classify a Lender as a defaulting lender if such Lender or its parent becomes subject to a bail-in action).

EU BAIL-IN:	The Bridge Facility Documentation shall contain customary language relating to the EU Bail-in regime.

OTHER:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Bridge Facility Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions. The Borrower shall have the right to replace any Lender that (i) makes a claim for compensation under certain of the foregoing provisions, (ii) is a defaulting lender (including by failing to fund a requested borrowing after satisfaction of the conditions precedent thereto), and/or (iii) fails to consent to a requested amendment to the Bridge Facility Documentation that has obtained the approval of the Required Lenders but also requires the approval of such Lender.

ADDENDUM I
PRICING, FEES AND EXPENSES

INTEREST RATES:
At the Borrower’s option, any loan under the Bridge Facility will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) the one-month LIBOR rate (determined on a daily basis by reference to such rate without application of breakage or redeployment costs, and which if less than zero shall be deemed to be zero), if available, plus 0.50%) plus the Applicable Margin.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.
During the continuance of any Event of Default under the Bridge Facility Documentation, the Applicable Margin on obligations owing under the Bridge Facility Documentation may be increased by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).
PERFORMANCE

PRICING:
The Applicable Margin for LIBOR Loans and Base Rate Loans, for any fiscal quarter, shall be the applicable rate per annum set forth in the pricing grid below opposite the applicable Level. Additionally, the Applicable Margin for LIBOR Loans and for Base Rate Loans for each Level will increase by 0.25% on the 90th day following the Closing Date and by an additional 0.25% on each 90th day thereafter.

Pricing Grid:

Level	Ratings (Moody’s/ S&P)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	≥A3/A- or better	1.125%	0.125%
II	≥Baa1/BBB+ but < A3/A-	1.25%	0.25%
III	< Baa1/BBB+ or not rated	1.50%	0.50%

If the Borrower’s Ratings are at different Levels, the applicable Level will be determined as follows: (i) if the lower Rating is one Level below the higher rating, the Level applicable to the higher Rating shall apply and (ii) if the lower rating is two Levels below the higher Rating, the Rating one Level below the higher Rating shall apply. At any time the Borrower fails to attain any Rating, Level III shall apply.

DURATION FEES:
The Borrower shall pay non-refundable duration fees based on the following percentages of the aggregate principal amount of Loans outstanding on the dates below, each such duration fee to be payable on such applicable date:

                    90 days after the Closing Date: 0.50%
                    180 days after the Closing Date: 0.75%
                    270 days after the Closing Date: 1.00%

CALCULATION OF

INTEREST AND FEES:
Other than calculations in respect of interest at the Administrative Agent’s prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD

PROTECTION:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:
As further detailed in the Commitment Letter (and subject to receipt of estimates and periodic updates), the Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Bridge Facility Documentation, including, without limitation, the legal fees of outside counsel to the Administrative Agent and the Lead Arranger (but not counsel to any other Lender), regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Bridge Facility Documentation.

Exhibit B
PROJECT RADAR
$1,650 MILLION SENIOR UNSECURED BRIDGE LOAN FACILITY
Conditions Precedent to Closing
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached or Exhibit A thereto, as the context may require.
Subject in all respects to the Certain Funds Provision, the initial borrowing under the Bridge Facility will be subject to the satisfaction or waiver of following conditions precedent:
(1)    The Administrative Agent shall have received the Bridge Facility Documentation, executed by each party thereto, as applicable, in form and substance consistent with the Summary of Terms.
(2)    The Acquisition shall be consummated on the Closing Date substantially concurrently with the closing of the Bridge Facility in all material respects in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements or waivers by you thereto or consents by you thereunder that are materially adverse to the Lenders or the Arranger without the Administrative Agent’s and the Arranger’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed), it being understood that (i) any decrease in the consideration for the Acquisition that, together with all other such decreases since the date of the Commitment Letter, does not exceed 15% of the aggregate consideration for the Transactions (measured as of the date hereof) will not be deemed materially adverse, so long as such decrease is accompanied by a dollar-for-dollar reduction in commitments in respect of the Bridge Facility, (ii) any increase in the consideration for the Acquisition will not be deemed materially adverse, so long as such increase is funded with the proceeds or issuance of equity or with cash on hand (and not funded with new indebtedness in excess of $50 million incurred outside of the ordinary course) and (iii) any waiver or modification of Sections 7.4, 8.6, 8.7, 8.8, 8.10 and 8.13 of the Acquisition Agreement (as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders.
(3)    The Arranger shall have received for each of the Borrower and the Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of income and cash flows, for the three most recent fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 and for any subsequent fiscal year ended at least 90 days prior to the Closing Date, (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income and cash flows for each of the three subsequent fiscal quarter ended at least 45 days before the Closing Date and the Arranger shall have received from the Borrower, and (c) customary pro forma financial statements prepared by the Borrower that shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Act”) to the extent applicable in a registration statement of the Borrower’s debt securities under such Act on Form S-4 (collectively, the “Pro Forma Financial Statements” together with the financial statements described in clauses (a) and (b), the “Required Bank Information”). The arranger acknowledges receipt of (i) the audited financial statements referred to in clause (a) above for the three most recent fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 and (ii) the unaudited financial statements referred to in clause (b) above for the two most recent fiscal quarters ended March 31, 2016 and June 30, 2016. The Borrower’s or Acquired Business’, as the case may be, filing of any required audited financial statements with respect to the Borrower or Acquired Business, as the case may be, on Form 10-K or required unaudited financial statements with respect to the Borrower or Acquired Business, as the case may be, on Form 10-Q, in each case, will satisfy the requirements under clauses (2)(a) or (2)(b), as applicable, of this paragraph. If the Borrower in good faith reasonably believes that it has delivered such Required Bank Information, it may deliver to the Arranger written notice to that effect (stating when it believes it completed such delivery), in which case the Required Bank Information shall be deemed to have been delivered, unless the Arranger in good faith reasonably believes that the Borrower has not completed delivery of the Required Bank Information, and, within three (3) business days after delivery of such notice by the Borrower, the Arrangers delivers a written notice to the Borrower to that effect (stating with specificity the Required Bank Information that has not been delivered).
(4)     Except as (a) set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement) or (b) disclosed in the Company SEC Documents filed with, or furnished to, the SEC since April 14, 2016 and publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of the Acquisition Agreement (excluding any disclosures contained in the “Risk Factors” section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature in each case other than any specific factual information contained therein, which shall not be excluded), since December 31, 2015, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement) that is continuing.
(5)    (A) The Administrative Agent shall have received (x) the following with respect to the Borrower: customary legal opinions, corporate organizational documents, a good standing certificate from the jurisdiction of its incorporation, resolutions and other customary closing certificates, and (y) a borrowing notice and (B) the Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language (a) the definition thereof shall be the definition of “Parent Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) shall be true and correct (after giving effect to any qualification therein) in all respects on such date.
(6)    The Arranger, the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or hereunder and, with respect to expenses, invoiced to the Borrower at least three business days prior to the Closing Date.
(7)    The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, reasonably requested in writing by the Administrative Agent (on behalf of any Lender) at least 10 business days prior to the Closing Date.

Schedule 1
PROJECT RADAR
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY
Form of Solvency Certificate
[_________], 201_
This Solvency Certificate is delivered pursuant to Section [______] of the Bridge Loan Agreement dated as of [______], 201_, among [________] (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:
1.    I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Loan Agreement, the financial statements referred to in Section [ ] of the Loan Agreement and such other documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.
2.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
3.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.
This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.
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